Exhibit 10.2

AMENDMENT TO

GUARANTEE OF PAYMENT (LIMITED)

THIS GUARANTEE OF PAYMENT (this “Guarantee”) is executed as of March 5, 2013 by CONNECTICUT WATER SERVICE, INC., a Connecticut corporation (hereinafter referred to as the “Guarantor”), in favor of CoBANK, ACB, a federally chartered instrumentality of the United States (hereinafter referred to as “CoBank”).

BACKGROUND

A. The Guarantor has executed and delivered to CoBank that certain Guarantee of Payment (Limited) dated as of October 29, 2012 (the “Existing Guarantee”) pursuant to which the Guarantor has guaranteed, among other things, payment of certain obligations of its wholly-owned subsidiary, The Connecticut Water Company (the “Company”), to CoBank as more particularly described in the Existing Guarantee as the “Guaranteed Obligations.”

B. The obligations under the Existing Guarantee are set forth in that certain Master Loan Agreement No. RI1087 dated as of October 29, 2012 (the “Master Loan Agreement”), as supplemented by that certain Promissory Note and Single Advance Term Loan Supplement No. RI1087T01 in a principal amount not to exceed $8,000,000.00 and dated as of even date with the Master Loan Agreement, and by that certain Promissory Note and Single Advance Term Loan Supplement No. RI1087T02 in a principal amount not to exceed $14,795,000.00 and dated as of even date with the Master Loan Agreement, and by that certain Promissory Note and Single Advance Term Loan Supplement No. RI1087T03 in a principal amount not to exceed $17,045,000.00 and dated as of even date with the Master Loan Agreement, and by that certain Promissory Note and Single Advance Term Loan Supplement No. RI1087T04 in a principal amount not to exceed $14,805,000.00 and dated as of even date with the Master Loan Agreement. The Master Loan Agreement, as supplemented, is referred to in the Existing Guaranty as the (“Loan Agreement”).

C. The Company has requested an increase to the Loan Agreement and CoBank is willing to extend the additional credit to the Company provided that the Guarantor agrees to guarantee this additional loan.

D. In satisfaction of the condition and intending to benefit by the extension of additional credit by CoBank to the Company, the Guarantor is entering into this Amendment.

NOW, THEREFORE, in order to induce CoBank to extend additional credit to the Company and for good and valuable other consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor and CoBank agree to amend the Existing Guarantee as follows:

1.	The Loan Agreement as defined in the Existing Guarantee is hereby amended to include that certain Promissory Note and Single Advance Term Loan Supplement No. RI1087T05 in a principal amount not to exceed $14,570,000.00 and dated as of March 5, 2013.

2.	All references in the Existing Guarantee to the Guaranteed Obligation shall include all obligations under the Loan Agreement, as such term has been amended by this Amendment.

3.	To the extent not inconsistent herewith, all other terms and conditions of the Existing Guarantee shall remain in full force and effect and the Guarantor hereby ratifies and confirms its guarantee of the Guaranteed Obligations of the Company, as amended by this Amendment.

IN WITNESS WHEREOF, the Guarantor has caused this Amendment to be executed as of the date show above by its duly authorized officers.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ David C. Benoit

Title:	Vice President – Finance, Chief Financial Officer and Treasurer